Exhibit 99.1

On July 31, 2003, Evolving Systems, Inc. (the “Company”) published a press release containing certain financial information about the Company as follows:

EVOLVING SYSTEMS REPORTS 2003 SECOND QUARTER RESULTS

$1.3 Million Net Income Marks Company’s Fourth Consecutive Profitable Quarter

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a provider of innovative software solutions for operations, enhanced services and systems integration to many of the largest communications companies in the U.S., today reported profitable growth for both its second quarter and six-month period ended June 30, 2003.

Second Quarter Results

Evolving Systems reported its fourth consecutive profitable quarter with net income of $1.3 million, or $0.09 per basic share and $0.08 per diluted share, in the period ended June 30, 2003, compared with a net loss of $7.4 million, or $0.55 per basic and diluted share, in the same quarter a year ago.  The Company’s improved bottom line was attributable to higher revenue combined with a sharply lower expense base.  The Company’s cash balance at June 30, 2003 was $16.7 million.

Revenue in the second quarter increased 40% to $6.4 million from $4.6 million in the second quarter last year.  Revenue from license fees and services increased 63% to nearly $3.2 million while customer support revenue grew by 23% to approximately $3.3 million.  As expected, on a sequential basis, second quarter revenue was down by 25% from $8.6 million in the first quarter when the Company recognized revenue of approximately $1.6 million from a large LNP contract and reported that the first quarter would likely be the highest revenue quarter of the year.

Total costs of revenue and operating expenses in the second quarter were reduced by 56% to $5.2 million compared with $12.0 million in the second quarter of 2002, when the Company recorded $4.0 million in restructuring and other expenses relating to restructuring its headquarters building lease, the closure of its satellite field offices, fixed asset write-downs and expenses associated with reductions in work force.  Sequentially, total costs of revenue and operating expenses declined by approximately $300,000 from the first quarter, underscoring the Company’s commitment to carefully managing its costs and maintaining profitable operations on a quarterly basis.

The Company’s backlog at June 30, 2003 was $11.7 million. That figure is comprised of $4.9 million in license fees and services, up from $3.9 million in the first quarter, and $6.8 million in customer support.  Evolving Systems added $4.0 million in new bookings to backlog in the second quarter, including orders from major wireline and wireless carriers for software licenses and integration services related to the Company’s number portability and number inventory solutions.  Since most customer support is contracted on an annual basis, customer support backlog will decline each quarter until the contracts are renewed at year end.  Customer support backlog in the second quarter declined $3.4 million from the first quarter.

Six-Month Results

For the six-month period ended June 30, the Company reported net income of $4.4 million, or $0.32 per basic share and $0.29 per diluted share, versus a net loss of $14.3 million, or $1.07 per basic and diluted share, in the same period a year ago.  The Company’s solid profitability was attributable to a transition to a solutions business model, which resulted in stronger revenue and a dramatic decrease in operating expenses.

Revenue in the six-month period increased 67% to $15.0 million from $9.0 million in the comparable period last year.  Revenue from license fees and services increased 111% to nearly $8.2 million while customer support revenue grew by 34% to approximately $6.8 million.

Total costs of revenue and operating expenses through six months were reduced by 54% to $10.8 million compared with $23.3 million in the same period in 2002.  This improvement, which totaled $12.6 million, reflected significant cost reductions in all expense categories.

CEO Comments

“We are very pleased with our financial results through the first half of the year, particularly in light of a telecommunications industry that has yet to show strong signs of recovery,” said George Hallenbeck, chairman and CEO.  “It’s important to note that both our backlog and revenue growth are being driven primarily by increases in license fees and services, which are indicative of continued sales success.

“We believe our results reflect an ability to offer and deliver value-oriented solutions to a customer base suffering from the telecommunications downturn while at the same time managing our own cost structure in a way that ensures financial stability and staying power for Evolving Systems,” Hallenbeck added.  “Our short-term objectives in 2003 are to sustain profitability and to position the Company for long-term, predictable, profitable growth.”

Hallenbeck also commented on the much anticipated commencement of wireless number portability (WNP), scheduled for nationwide implementation on November 24, 2003.  “It now seems likely that WNP will begin in November since the appeal filed by wireless carriers to delay implementation was denied by the federal appeals court,” Hallenbeck said.  “Most wireless carriers have already made their purchase decisions regarding WNP software solutions, and Evolving Systems has a solid position in this market.  On a going-forward basis, we believe we will continue to benefit from WNP implementation .  In the short run, we foresee opportunities to assist carriers with testing and integration.  In the long run, we believe that actual carrier experience with WNP may lead to industry changes to the porting process, just as has happened with wireline porting.  This would allow us to offer enhancements to our portability products for both our wireless and wireline customers.”

Hallenbeck will discuss WNP in more detail during the Company’s earnings conference call.

Outlook

Based on year-to-date results, Evolving Systems is raising its full-year revenue guidance to $27.0 million to $28.0 million versus prior guidance of $25.5 to $26.5 million.  The Company expects its 2003 operating expense base to be in the range of $21.5 to $22.5 million and believes it will remain profitable quarter to quarter during the second half of the year.  In the third quarter Evolving Systems expects revenue in the range of $6.0 to $7.0 million, with the low end of the range based on booked business scheduled for third quarter delivery and the high end based on revenue potential from new business booked during the period.  The Company’s cash position will likely decline over the next two quarters as the Company delivers on its prepaid annual customer support obligations, although the year-end cash balance is expected to be at a higher level than at 2002 year end.  Evolving Systems believes its 2003 business plan is fully funded, with no additional capital required.

Conference Call

Evolving Systems will conduct its second quarter conference call today at 2:15 p.m. Mountain Time.

•  Call 1-800-218-9073 for domestic toll free

•  Call 303-262-2190 for Denver and international

•  Conference I.D. number is 546042

•  Phone replay through August 14, 2003, call 800-405-2236 or 303-590-3000, passcode 546042#.

•  Webcast, go to www.evolving.com.  Replay available through August 14, 2003.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ: EVOL) provides innovative software solutions for operations, enhanced services and systems integration to many of the largest communications companies in the U.S.  The Company provides local number portability solutions and offers software products that enable carriers to comply with the

FCC’s number conservation mandates intended to extend the life of the North American Numbering Plan.  The Company’s ServiceXpress™ methodology and offering is used to accelerate development and integration efforts.  Evolving Systems’ unique competence as an integration and solutions provider for both operations support system (OSS) and enhanced services software positions the Company to accelerate the automation and availability of tomorrow’s services for today’s tier one carriers and application service providers.  For additional information visit www.evolving.com.

CAUTIONARY STATEMENT: This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, the Company’s statements about growth and future profitability, revenue and expense projections for 2003, cash balances at year end, implementation of wireless number portability and the impact on the Company’s business, and expansion of its customer base are forward looking statements.  Readers should not place undue reliance on these forward-looking statements.  Actual results could differ materially because of the timing of delivery under the Company’s contracts; FCC decisions concerning number portability; internal budgeting changes of customers; unexpected costs and delays in, or failure to meet, project milestones; the impact of competition, and the general state of the telecommunications industry.

For a more extensive discussion of the Company’s business, please refer to the Company’s Form 10-K filed with the SEC on March 28, 2003 as well as subsequently filed 10-Q and 8-K reports.

All information in this release is as of July 31, 2003.  Evolving Systems will not necessarily update forward-looking statements to reflect subsequent developments.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Johanna Erickson
Pfeiffer High Public Relations, Inc.	Ogilvy Public Relations Worldwide
303-393-7044	303-634-2609
jay@pfeifferhigh.com	johanna.erickson@ogilvypr.com

Unaudited Statements of Operations

(In thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenue:
License fees and services*	$3,181	$1,956	$8,185	$3,885
Customer support*	3,258	2,651	6,845	5,120
Total revenue	6,439	4,607	15,030	9,005
Costs of revenue & operating expenses:
Costs of license fees and services, excluding depreciation and amortization*	1,288	1,175	3,181	3,305
Costs of customer support, excluding depreciation and amortization*	1,667	3,228	2,974	6,864
Sales and marketing	720	1,400	1,425	3,283
General and administrative	935	1,495	1,851	3,447
Product development	380	191	656	745
Depreciation and amortization	319	486	649	1,008
Restructuring and other expenses	(80)	4,040	38	4,681
Total costs of revenue and operating expenses	5,229	12,015	10,774	23,333
Income (loss) from operations	1,210	(7,408)	4,256	(14,328)
Other income , net	49	38	96	51
Net income (loss)	$1,259	$(7,370)	$4,352	$(14,277)
Basic earnings (loss) per common share	$0.09	$(0.55)	$0.32	$(1.07)
Diluted earnings (loss) per common share	$0.08	$(0.55)	$0.29	$(1.07)
Weighted average basic shares outstanding	13,884	13,292	13,661	13,292
Weighted average diluted shares outstanding	15,319	13,292	14,888	13,292

*Certain prior period balances have been reclassified to conform to the current period’s presentation.

Balance Sheets

(In thousands except share data)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,748	$8,601
Contract receivables, net of allowance of $249 and $290 at June 30, 2003 and December 31 2002, respectively	4,642	12,727
Unbilled work-in-progress	71	129
Prepaid and other current assets	969	804
Total current assets	22,430	22,261
Property and equipment, net	1,544	2,004
Restricted cash	500	500
Total assets	$24,474	$24,765
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$36	$34
Accounts payable and accrued liabilities	3,078	4,176
Unearned revenue	10,072	14,523
Total current liabilities	13,186	18,733
Long-term obligations	194	141
Total liabilities	13,380	18,874
Stockholders’ equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; 14,172,974 and 13,305,052 shares issued and outstanding as of June 30, 2003 and December 31, 2002, respectively	14	13
Additional paid-in capital	54,484	53,634
Accumulated deficit	(43,404)	(47,756)
Total stockholders’ equity	11,094	5,891
Total liabilities and stockholders’ equity	$24,474	$24,765